FORM 3
OMB Approval
OMB Number 3235-0104
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. See Instructions
_X_  Form 3 Holdings Reported
___  Form 4 Transaction

1. Name and Address of Reporting Person:                    Maurice E. Mallette
                                                            7419 East Helm Drive,
                                                            Scottsdale, Arizona 85260
2. Date of Event Requiring Statement:                       9/00
3. IRS or SSN of Reporting Person (Voluntary):
4. Issuer Name and Ticker or Trading Symbol:                OneSource Technologies, Inc.
                                                            "OSTK"
5. Relation of Reporting Person to Issuer                   X Director
                                                            -
                                                            _10% owner
                                                               Officer (Title):
                                                            --
                                                            _ Other (Specify)
6. If Amendment, Date of Original:
7.    X Filed by One Reporting Person.
      _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security:                   Common Stock        Common Stock
2. Amount of Securities                 640,277             361,806
   Beneficially Owned:
3. Ownership Form;
   Direct (D) or Indirect (I):          D                   I
4. Nature of Indirect Beneficial
   Ownership:                                               Escrowed

* If the form is filed by more than one Reporting Person, see instruction 5(b)(v) Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Derivative Security:                                       N/A
2. Date Exercisable and Expiration Date:
3. Title and Amount of Underlying Securities:
4. Conversion or Exercise Price of Derivative
   Securities:
5. Ownership of Derivative Securities;   Direct (D) or Indirect (I):
6. Nature of Indirect Beneficial Ownership:
EXPLANATION OF RESPONSES:








/s/ Maurice E. Mallette                 Date:01/25/2001
-------------------------
    Maurice E. Mallette
**   Signature of Reporting Person
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).